Exhibit 99.1

For Immediate Release	For More Information
May 23, 2011	Mark Brock 704-926-1305 mbrock@wrayward.com John Mader 704-926-1316 jmader@wrayward.com

FNB United Corp. • PO Box 1328, Asheboro, NC 27204 • 150 S. Fayetteville Street, Asheboro, NC 27203

FNB United Corp. Announces First Quarter Results

Asheboro, NC – FNB United Corp. (NASDAQ:FNBN), the holding company for CommunityONE Bank, N.A. today reported that following a $20.2 million provision to the allowance for loan losses and OREO costs and write downs of $16.2 million, the Company had a net loss of $44.7 million, or $3.91 per diluted share, for the first quarter of 2011, compared to a net loss of $4.4 million, or $0.38 per diluted share, for the first quarter of 2010.

“We continue to make great strides in addressing the asset quality issues that have persisted over the past couple of years. Non-performing assets have declined from record levels at December 31, 2010 of $393 million to $365 million at March 31, 2011, and delinquent performing loans decreased from $24.7 million to $16.1 million during this same period,” said R. Larry Campbell, Interim President and CEO.

Restatement of December 31, 2010 Financial Statements

The Company concluded that the financial statements for the year ended December 31, 2010, as filed with the Securities and Exchange Commission, should be amended and restated to correct the recorded amounts of valuation allowances for impaired loans and valuation write-downs for other real estate owned (OREO) as of December 31, 2010. The Company has determined that the misstatement relates to its failure to reflect all events or transactions available prior to its filing its annual report on Form 10-K for the year ended December 31, 2010, that related to the valuation of impaired loans and OREO and provided additional evidence about conditions that existed as of year-end 2010.

Specifically, the corrections relate to $8.6 million in charge-offs in the first quarter of 2011 for impaired loans that existed at December 31, 2010 and that should have had specific reserves in the December 31, 2010 allowance for loan losses, $8.9 million in specific reserves for impaired loans recorded during the first three months of 2011 that should have been included as specific reserves in the year-end 2010 allowance for loan losses due to updated appraisals received in the first quarter of 2011, and $1.4 million in write-downs of OREO in the first quarter of 2011 that should have been recorded as of December 31, 2010. Based on these corrections,

FNB United Corp. 1Q11 Results

May 23, 2011

FNB United has determined that the amount of the allowance for loan losses should be increased by $18.9 million, for a total of $93.7 million, for the year ended December 31, 2010, and that write-downs of OREO should be increased by $1.4 million, to a total of $9.9 million, for the year ended December 31, 2010.

Material Definitive Agreements

On April 26, 2011, FNB United announced that it had entered into an agreement and plan of merger with Bank of Granite Corporation, parent company of Bank of Granite. The merger is subject to various and customary conditions to closing and is expected to occur, upon satisfaction of those conditions, in the third quarter of 2011. Following the merger, Bank of Granite Corporation will become a subsidiary of FNB United.

In connection with the plan of merger, the Company entered into separate binding investment agreements with an affiliate of The Carlyle Group and affiliates of Oak Hill Capital Partners to sell to them common stock of the Company , subject to the terms of the investment agreements. Funds affiliated with Carlyle and Oak Hill Capital will each purchase 484,375,000 shares of FNB common stock at a price of $0.16 per share, or approximately $77.5 million for each of Carlyle and Oak Hill Capital. If the investments are completed, each investor will own approximately 23.02% of the voting equity of the Company after giving effect to the merger with Granite, the investments, and the other transactions contemplated to be implemented in connection with such transactions.

The investments by Carlyle and Oak Hill Capital are part of a recapitalization plan of FNB United involving (1) a $310 million issuance of common stock, (2) the exchange of $51.5 million of FNB United preferred stock held by the U. S. Treasury for FNB United common stock, and (3) the settlement of $2.5 million of CommunityOne Bank subordinated debt and the redemption of $12.5 million of CommunityOne Bank preferred stock, both of which are held by SunTrust Bank.

Regulatory Actions

CommunityONE Bank consented and agreed to the issuance of a Consent Order by the Office of the Comptroller of the Currency on July 22, 2010, which mandates specific actions by the Bank to address certain findings from the OCC’s examination and the Bank’s current financial condition. The Consent Order contains various requirements, including a capital directive, more controls on future extensions of credit, and the Bank’s development of various programs and procedures to improve its asset quality. The capital directive requires the Bank to achieve and maintain minimum regulatory capital levels in excess of the statutory minimums to be well-capitalized. In addition, on October 21, 2010, FNB United Corp. entered into a written agreement with the Federal Reserve Bank of Richmond. Pursuant to the agreement, FNB

FNB United Corp. 1Q11 Results

May 23, 2011

United’s Board of Directors agreed to take appropriate steps to utilize fully FNB United’s financial and managerial resources to serve as a source of strength to CommunityONE Bank, including causing the Bank to comply with the Consent Order issued by the OCC.

Campbell stated, “We are in the process of recapitalizing the Company as well as submitting to the OCC a revised capital restoration plan that is designed to restore the capital levels at both the holding company and the Bank and reflects the merger and investment agreements we announced last month. Further, FNB United is actively working with financial advisors, third party advisors and a team of management consultants to complete the recapitalization. We are regularly communicating with the OCC and Federal Reserve Bank on the plans and actions being taken to comply with capital ratios in the agreements.”

Asset Quality and Provision for Loan Losses

FNB United recorded a $20.2 million provision to its allowance for loan losses in the first quarter, compared to a $40.3 million provision in the previous quarter and $9.5 million in the first quarter a year ago. The provision in the first quarter was the result of continued diligence in adjusting impaired loans to current fair values that existed on March 31, 2011 and recognizing credit quality trends in the portfolio. “As we continue our efforts to get problem assets to manageable levels, the Company experienced $45.9 million in charge-offs in the first quarter of 2011, of which $44.4 million was reserved at December 31, 2010,” said Campbell. Acquisition and development loans and non-owner occupied commercial real estate loans comprised 50% and 24%, respectively, of the charge-offs during the first quarter of 2011. Net charge-offs were $45.1 million, or 14.48% of average loans annualized, as of March 31, 2011, while net charge-offs were $12.3 million, or 3.51% of average loans annualized, in the previous quarter and $3.1 million, or 0.80% of average loans annualized, in the first quarter a year ago.

The allowance for loan losses was $68.7 million, or 5.78% of loans held for investment, at March 31, 2011, compared to $93.7 million, or 7.18%, at December 31, 2010, and $55.9 million, or 3.61%, at March 31, 2010. The decrease from 7.18% at December 31, 2010 to 5.76% at March 31, 2011 was the result of improvements in certain credit quality measures.

Nonperforming assets totaled $365.7 million, or 19.84% of total assets, at March 31, 2011, compared to $393.7 million, or 20.49% of total assets, three months earlier and $242.1 million, or 11.91%, of total assets at March 31, 2010. Nonperforming assets include all nonperforming loans, all loans over 90 days delinquent and still accruing, and other real estate owned. FNB United’s real estate owned and repossessed loan collateral was $73.0 million at quarter-end, compared to $63.6 million in the previous quarter, and $41.4 million at March 31, 2010.

FNB United Corp. 1Q11 Results

May 23, 2011

Loans delinquent 30 to 89 days were $16.1 million as of March 31, 2011, compared to $24.7 million at December 31, 2010, and $30.9 million at March 31, 2010. The Bank did not have any loans 90 days or more past due and still accruing at March 31, 2011. The Bank had loans 90 days or more past due and still accruing of $4.8 million at December 31, 2010.

During the past year, the Bank has significantly increased staff and engaged third-party contractors in its special assets division to manage the process of reducing the level of non-performing assets. These individuals are all experienced in loan restorations and resolutions and well equipped to resolve credit problems through forbearance, restructuring and modification agreements as well as note sales.

Net Interest Margin

First quarter 2011 net interest income before the provision for loan losses was $9.2 million, compared to $10.9 million in the preceding quarter and $15.4 million in the first quarter 2010. FNB United’s net interest margin was 2.13% for the first quarter of 2011 compared to 3.35% in the first quarter a year ago. The decrease in net interest income is primarily driven by the decrease in earning assets coupled with the increase of nonperforming assets since March 31, 2010.

Noninterest Income

Total noninterest income was $3.7 million for the first quarter 2011, compared to $12.9 million in the previous quarter and $4.7 million in the first quarter a year ago. The decrease from the prior quarter was primarily attributable to gains from the sale of investment securities taken in the fourth quarter to augment capital ratios. Service charges on deposit accounts continue to decline, decreasing 25% from a year ago levels due to reduced economic activity as well as the new “Opt-In” Regulation E changes that became effective for new and existing deposit customers this past year. In addition, mortgage loan income declined 52% primarily due to reduced production sold into the secondary market as well as the continued effects of the recession on the housing sector and the discontinuance of all remaining operations in March 2011 at Dover Mortgage Company, the wholly owned subsidiary of CommunityONE Bank.

Noninterest Expense

Total noninterest expense was $32.9 million in the first quarter of 2011, compared to $27.4 million in the preceding quarter and $13.6 million in the first quarter a year ago. The increase of $19.3 million in total noninterest expense from the first 2011 versus the first quarter 2010 is primarily due to an increase of $15.7 million in other real estate owned expenses and a $1.1 million increase in FDIC assessments.

FNB United Corp. 1Q11 Results

May 23, 2011

Loans Held for Investment

Assets have decreased 9.3% to $1.84 billion at March 31, 2011, compared to $2.03 billion a year earlier. Loans held for investment were $1.19 billion at quarter-end, compared to $1.55 billion a year earlier, or a decrease of 23.2%. In accomplishing this decrease, the Company has been executing a strategy to reduce concentrations in acquisition & development loans and non-owner occupied commercial real estate loans since 2008. Acquisition and development loans have decreased 54.8%, from $413.1 million at December 31, 2008 to $186.7 million at March 31, 2011, while non-owner occupied commercial real estate loans have decreased 11.3%, from $203.4 million at December 31, 2008 to $180.5 million at March 31, 2011.

Deposits

Total deposits have remained relatively stable, only decreasing 1.3% to $1.66 billion at March 31, 2011, compared to $1.68 billion twelve months earlier. Brokered certificates of deposits were $132.7 million at March 31, 2011, which was 7.98% of total deposits, compared to $46.3 million at March 31, 2010, or 2.75% of total deposits.

Capital Measures

The Bank has been designated critically undercapitalized for regulatory purposes as of April 29, 2011, the date of its first quarter Report of Condition and Income filed with the OCC. The Bank had a Tangible Equity Ratio of (0.76)% as of March 31, 2011. The Company’s book value per share was $(11.66) at quarter-end compared to $3.72 a year earlier, and tangible book value per share was $(12.01) at quarter-end, compared to $3.30 a year earlier.

Deposit Insurance

The Bank’s customer deposits are fully insured by the FDIC to the maximum extent allowed by law. The standard deposit insurance amount is $250,000 per depositor for each account ownership category. In addition, all funds in a “noninterest-bearing transaction account” are insured in full by the FDIC through December 31, 2012. This temporary unlimited coverage is in addition to, and separate from, the $250,000 coverage available to depositors under the FDIC’s general deposit insurance rules.

About the Company

FNB United Corp. is the Asheboro, North Carolina based bank holding company for CommunityONE Bank, N.A. Opened in 1907, CommunityONE Bank (MyYesBank.com) operates 45 offices in 38 communities throughout central, southern and western North Carolina and offers

FNB United Corp. 1Q11 Results

May 23, 2011

a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

This news release may contain forward-looking statements regarding future events. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, changes in financial markets, changes in real estate markets, regulatory changes, changes in interest rates, changes in economic conditions being less favorable than anticipated, and loss of deposits and loan demand to other financial institutions. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United’s filings with the Securities and Exchange Commission. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RESULTS OF OPERATIONS (Unaudited)

(Dollars in thousands except share and per share data)

	Quarter Ended			Percent Change From
	March 31, 2011	December 31, 2010	March 31, 2010	December 31, 2010	March 31, 2010
Interest Income
Interest and fees on loans	$13,061	$14,963	$19,101	-12.7%	-31.6%
Interest and dividends on investments securities:
Taxable income	2,080	2,428	3,825	-14.3%	-45.6%
Non-taxable income	163	335	435	-51.3%	-62.5%
Other interest income	165	158	86	4.4%	91.9%

Total interest income	15,469	17,884	23,447	-13.5%	-34.0%

Interest Expense
Deposits	5,168	5,778	6,402	-10.6%	-19.3%
Borrowed funds	1,094	1,240	1,648	-11.8%	-33.6%

Total interest expense	6,262	7,018	8,050	-10.8%	-22.2%

Net Interest Income before Provision for Loan Losses	9,207	10,866	15,397	-15.3%	-40.2%
Provision for loan losses	20,183	40,329	9,490	-50.0%	112.7%

Net Interest (Loss)/Income After Provision for Loan Losses	(10,976)	(29,463)	5,907	-62.7%	-285.8%

Noninterest Income
Service charges on deposit accounts	1,445	1,667	1,938	-13.3%	-25.4%
Mortgage loan income	121	439	255	-72.4%	-52.5%
Cardholder and merchant services income	766	763	680	0.4%	12.6%
Trust and investment services	401	514	479	-22.0%	-16.3%
Bank-owned life insurance	400	245	241	63.3%	66.0%
Other service charges, commissions and fees	252	313	359	-19.5%	-29.8%
Security gains	13	8,820	669	-99.9%	-98.1%
Fair value swap gains	92	111	45	-17.1%	104.4%
Other income	207	37	29	459.5%	613.8%

Total noninterest income	3,697	12,909	4,695	-71.4%	-21.3%

Noninterest Expense
Personnel expense	6,494	6,392	6,640	1.6%	-2.2%
Net occupancy expense	1,186	1,167	1,241	1.6%	-4.4%
Furniture, equipment and data processing expense	1,607	1,639	1,695	-2.0%	-5.2%
Professional fees	1,239	1,001	677	23.8%	83.0%
Stationery, printing and supplies	120	137	108	-12.4%	11.1%
Advertising and marketing	140	369	448	-62.1%	-68.8%
Other real estate owned	16,186	8,100	471	99.8%	3336.5%
Credit/debit card expense	392	389	462	0.8%	-15.2%
FDIC assessment	1,863	2,926	721	-36.3%	158.4%
Other expense	3,637	5,271	1,096	-31.0%	231.8%

Total noninterest expense	32,864	27,391	13,559	20.0%	142.4%

Loss from Continuing Operations, Before Income Taxes	(40,143)	(43,945)	(2,957)	-8.7%	1257.6%
Income Tax (Benefit)/Expense - Continuing Operations	(128)	3,491	599	-103.7%	-121.4%

Net Loss from Continuing Operations	(40,015)	(47,436)	(3,556)	-15.6%	1025.3%

Loss from Discontinued Operations, Before Income Taxes	(3,693)	(1,188)	(34)	210.9%	10761.8%
Income Tax (Benefit)/Expense - Discontinued Operations	—	84	(13)	-100.0%	-100.0%

Net Loss from Discontinued Operations	(3,693)	(1,272)	(21)	190.3%	17485.7%

Net Loss	(43,708)	(48,708)	(3,577)	-10.3%	1121.9%
Preferred stock dividends	(1,020)	(828)	(819)	23.2%	24.5%

Net Loss Available to Common Shareholders	$(44,728)	$(49,536)	$(4,396)	-9.7%	917.5%

Net loss per common share from continuing operations - basic and diluted	$(3.59)	$(4.22)	$(0.38)	-15.0%	837.9%
Net loss per common share from discontinued operations - basic and diluted	$(0.32)	$(0.11)	$—	190.3%	100.0%
Net loss available to common shareholders per share - basic and diluted	$(3.91)	$(4.33)	$(0.38)	-9.7%	914.8%

Cash dividends declared per common share	$—	$—	$—	N/A	N/A

Weighted average number of common shares outstanding - basic and diluted	11,424,658	11,423,758	11,424,159	N/A	N/A

NM = Not Meaningful

N/A = Not Applicable

FINANCIAL CONDITION (Unaudited)

(Dollars in thousands except share and per share data)

	As of			Percent Change From
	March 31, 2011	December 31, 2010	March 31, 2010	December 31, 2010	March 31, 2010
ASSETS
Cash and due from banks	$24,919	$21,051	$49,346	18.4%	-49.5%
Interest-bearing bank balances	122,740	139,543	351	-12.0%	34868.7%
Securities available-for-sale	366,274	305,331	183,192	20.0%	99.9%
Securities held-to-maturity	—	—	84,853	N/A	-100.0%

Loans held for sale	—	—	4,384	N/A	-100.0%

Loans held for investment	1,188,904	1,303,975	1,548,405	-8.8%	-23.2%
Less: Allowance for loan losses	(68,729)	(93,687)	(55,895)	-26.6%	23.0%

Net loans held for investment	1,120,175	1,210,288	1,492,510	-7.4%	-24.9%

Premises and equipment, net	44,116	44,929	47,318	-1.8%	-6.8%
Other real estate owned	67,331	62,058	41,359	8.5%	62.8%
Core deposit premiums	3,975	4,173	4,769	-4.7%	-16.6%
Bank-owned life insurance	32,230	31,968	31,146	0.8%	3.5%
Other assets	33,488	43,939	52,572	-23.8%	-36.3%
Assets from discontinued operations	12,692	39,089	40,744	-67.5%	-68.8%

Total Assets	$1,827,940	$1,902,369	$2,032,544	-3.9%	-10.1%

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$156,728	$148,933	$156,780	5.2%	0.0%
Interest-bearing deposits:
Demand, savings, and money market deposits	565,240	585,815	612,219	-3.5%	-7.7%
Time deposits of $100,000 or more	524,265	544,732	467,009	-3.8%	12.3%
Other time deposits	415,739	416,910	447,273	-0.3%	-7.1%

Total deposits	1,661,972	1,696,390	1,683,281	-2.0%	-1.3%

Retail repurchase agreements	10,551	9,628	13,907	9.6%	-24.1%
Federal Home Loan Bank advances	144,112	144,485	151,085	-0.3%	-4.6%
Subordinated debt	2,500	7,500	15,000	-66.7%	-83.3%
Junior subordinated debentures	56,702	56,702	56,702	0.0%	0.0%
Other liabilities	16,650	14,600	16,386	14.0%	1.6%
Liabilities from discontinued operations	3,157	1,901	1,383	66.1%	128.3%

Total liabilities	1,895,644	1,931,206	1,937,744	-1.8%	-2.2%

SHAREHOLDERS’ EQUITY
Series A preferred stock	49,111	48,924	48,380	0.4%	1.5%
Preferred stock	12,500	7,500	—	66.7%	100.0%
Common stock warrants	3,891	3,891	3,891	0.0%	0.0%
Common stock	28,561	28,561	28,566	0.0%	0.0%
Surplus	115,080	115,073	115,059	0.0%	0.0%
Accumulated deficit	(272,990)	(229,095)	(100,630)	19.2%	171.3%
Accumulated other comprehensive loss	(3,857)	(3,691)	(466)	4.5%	727.7%

Total shareholders’ equity	(67,704)	(28,837)	94,800	134.8%	-171.4%

Total Liabilities and Shareholders’ Equity	$1,827,940	$1,902,369	$2,032,544	-3.9%	-10.1%

Shares outstanding at end of period	11,424,390	11,424,390	11,426,413	0.0%	0.0%

Book value per common share (1)	$(11.66)	$(7.80)	$3.72	49.4%	-413.3%
Tangible book value per common share (1)(2)	(12.01)	(8.17)	3.30	47.0%	-463.4%

N/A = Not Applicable

(1) - Calculation is based on number of shares outstanding at the end of the period rather than weighted average shares outstanding and does not include preferred stock or stock warrants.

(2) - Calculation excludes goodwill and core deposit premiums.

ADDITIONAL FINANCIAL INFORMATION

(Dollars in thousands)

(Rates / Ratios Annualized)

	For the Three Months Ended March 31,
	2011	2010
Average Balances
Assets	$1,910,982	$2,075,684
Loans held for sale (1)	—	2,444
Loans held for investment (2)	1,263,976	1,555,348
Deposits	1,689,577	1,709,876
Borrowings	216,725	250,274
Shareholders’ equity (deficit)	(11,824)	98,742

Per Common Share Data
Net loss per common share from continuing operations - basic and diluted	$(3.59)	$(0.38)
Net loss per common share from discontinued operations - basic and diluted	(0.32)	—
Net loss available to common shareholders per share - basic and diluted	(3.91)	(0.38)
Cash dividends declared	—	—
Book value	(11.66)	3.72
Tangible book value	(12.01)	3.30

Performance Ratios
Return on average assets	(9.28)%	(0.70)%
Return on average tangible assets (3)	(9.26)	(0.70)
Return on average equity (4)	NM	(14.69)
Return on average tangible equity (3)	NM	(15.46)
Net interest margin (tax equivalent)	2.13	3.35
Dividend payout on common shares (4)	NM	NM

Capital and Liquidity Ratios
Average equity to average assets	(0.62)%	4.76%
Total risk-based capital	(2.02)	10.53
Tier 1 risk-based capital	(2.02)	6.90
Leverage capital	(1.41)	5.62
Average loans to average deposits	74.81	90.96
Average loans to average deposits and borrowings	66.31	79.35

NM - Not Meaningful

(1)	Excludes discontinued operations.
(2)	Loans held for investment, net of unearned income, before allowance for loan losses.
(3)	Refer to the “Non-GAAP Measures” section in Item 2. of the March 31, 2011 Report Form 10-Q.
(4)	Net loss available to common shareholders, which excludes preferred stock dividends, divided by average realized common equity which excludes accumulated other comprehensive loss.

ADDITIONAL FINANCIAL INFORMATION

(Dollars in thousands)

	As of / For the Quarters Ended
NONPERFORMING ASSETS	March 31, 2011	December 31, 2010	March 31, 2010

Loans on nonaccrual status	$292,584	$325,068	$196,405
Loans more than 90 days delinquent, still on accrual	—	4,818	4,236

Total nonperforming loans from continuing operations	292,584	329,886	200,641
Real estate owned (OREO)/Repossessed assets	67,454	62,196	41,438

Total nonperforming assets from continuing operations	360,038	392,082	242,079
Assets of discontinued operations	62	168	—

Total nonperforming assets	$360,100	$392,250	$242,079

Total nonperforming assets/Total assets	19.70%	20.62%	11.91%

CHANGE IN THE ALLOWANCE FOR LOAN LOSSES	March 31, 2011	December 31, 2010	March 31, 2010

Balance, beginning of period from continuing operations	$93,687	$66,065	$49,229
Provision	20,183	40,329	9,490
Loans charged-off	(45,909)	(13,180)	(3,507)
Recoveries of loans previously charged off	768	858	451

Net (charge-offs)/recoveries from continuing operations	(45,141)	(12,322)	(3,056)
Provision for losses charged to discontinued operations	—	(385)	232

Balance, end of period	$68,729	$93,687	$55,895

Net chargeoffs/Average loans outstanding (annualized)	14.48%	3.51%	0.80%

Allowance for loan losses/Loans held for investment *	5.78%	7.18%	3.59%

* Excludes discontinued operations.

DEPOSITS	March 31, 2011	December 31, 2010	March 31, 2010

Noninterest-bearing	$156,728	$148,933	$156,780
Interest-bearing transaction deposits:
Checking	230,000	230,084	232,835
Money Market	290,397	312,007	335,602
Savings	44,843	43,724	43,782

Total interest-bearing transaction deposits	565,240	585,815	612,219
Interest-bearing time deposits	940,004	961,642	914,282

Total deposits	$1,661,972	$1,696,390	$1,683,281